Exhibit 99.1

diaDexus Announces Completion of Validation Cohort for the PLAC® Test for Lp-PLA2 Activity

—On Target to Submit FDA 510(k) Filing Mid-year 2014—

—Data from REasons for Geographic And Racial Differences in Stroke (REGARDS), a Large NIH-Funded Longitudinal Observational Study of Stroke and Heart Disease, were Used for Clinical Validation—

SOUTH SAN FRANCISCO, Calif. — (May 1, 2014) — diaDexus, Inc. (OTCQB:DDXS), a company developing and commercializing proprietary cardiovascular diagnostic products, today announced completion of the validation study that it will use to support submission of an upcoming traditional 510(k) for the PLAC Test for Lp-PLA2 Activity. The PLAC Test for Lp-PLA2 Activity is an enzyme assay for the quantitative determination of Lp-PLA2 (lipoprotein-associated phospholipase A2) activity in human plasma and serum. diaDexus anticipates submitting the 510(k) to the Food and Drug Administration (FDA) by mid-year 2014.

Data from REGARDS, a U.S. based National Institutes of Health (NIH)-funded longitudinal cohort study of stroke and heart disease, were used for the clinical validation of the PLAC Test for Lp-PLA2 Activity. More than 8,000 specimens were tested from this cohort. REGARDS was designed to follow a broad, generalizable population for the validation and elucidation of previously observed racial and geographical differences in the risk of stroke and cardiovascular events and includes 7-year outcomes data.

“We are pleased to have been able to use such a prestigious study for the validation of the PLAC Test for Lp-PLA2 Activity,” said Brian Ward, Ph.D., diaDexus’ president and chief executive officer. “The Activity test is performed in high throughput clinical chemistry analyzers and has very simple sample handling requirements, which are designed to improve productivity and increase value for our customers, including large clinical laboratories. With this data, we believe we are on target to submit a 510(k) to the U.S. FDA by mid-year.”

About Lp-PLA2

Lipoprotein-Associated Phospholipase A2 (Lp-PLA2) is a vascular-specific inflammatory marker that is critical in the formation of rupture-prone plaque. When elevated, this enzyme indicates arterial inflammation, which is associated with increased risk for heart attack and stroke. The higher the level of Lp-PLA2, the higher the risk of a cardiovascular event, even when LDL cholesterol is normal.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company’s PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC Test for Lp-PLA2 Activity on-site. For more information, please visit the company’s website at www.diaDexus.com.

Forward-Looking Statements

This release contains forward-looking statements based on current expectations and assumptions which entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include the timing of the 510(k) submission of the PLAC Test for Lp-PLA2 Activity and whether, following submission, it can achieve FDA clearance and, even if cleared, its ability to gain acceptance in the marketplace; and whether levels of Lp-PLA2 will continue to play a role in the evaluation of coronary heart disease. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent annual report on Form 10-K and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and except as required by law, diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

Company Contacts:

diaDexus, Inc.

Brian E. Ward, Ph.D., CEO

Jean-Frédéric Viret, Ph.D., CFO

650-246-6400

investors@diadexus.com

Media / Investor Relations:

BrewLife

Nicole Foderaro

415-946-1058

nfoderaro@brewlife.com